UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2017

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Asset Purchase Agreement

On November 7, 2017, Depomed, Inc., a California corporation (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Elefsee Pharmaceuticals International, LTD, a private company limited by shares organized and existing under the laws of Ireland and a wholly-owned subsidiary of Slán Medicinal Holdings Limited (“Slán”), pursuant to which the Company divested its rights, title and interest in and to Lazanda® (fentanyl) nasal spray CII (“Lazanda”), including certain related data and intellectual property, to Slán. Under the Asset Purchase Agreement, Slán will be required to purchase certain existing inventory related to Lazanda from the Company. The Asset Purchase Agreement was entered into by the Company and Slán concurrently with an Exclusive License and Distribution Agreement relating to pharmaceutical products containing Cosyntropin, which is described in more detail below.

The foregoing summary of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017. The Company intends to seek confidential treatment for certain portions of the Asset Purchase Agreement.

License and Distribution Agreement

In connection with the Asset Purchase Agreement, on November 7, 2017, the Company and Eolas Pharma Teoranta (“Eolas”), a private company limited by shares organized and existing under the laws of Ireland and a wholly-owned subsidiary of Slán, entered into an Exclusive License and Distribution Agreement (the “License Agreement”). Pursuant to the License Agreement, the Company and Eolas will work collaborate to obtain approval from the Food and Drug Administration (the “FDA”) to market and sell pharmaceutical products containing Cosyntropin (the “Licensed Products”) in the United States, and the parties will share in the net sales of Licensed Products for a 10-year period following the first commercial sale in the United States.

The Company will pay a license fee of $5 million to Eolas in consideration of the License Agreement. The Company will be responsible for marketing and selling Licensed Products for the first seven years following the first commercial sale of a Licensed Product in the U.S., and Eolas will be responsible for selling the Licensed Products during the remaining three years of the 10-year period. Pursuant to the terms of the License Agreement, the Company and Eolas have committed to spend $15 million and $35 million, respectively, on the development and commercialization of the Licensed Products.  The term of the License Agreement runs from November 7, 2017, through the end of the 10-year period following the first commercial sale, but the Company may terminate the License Agreement if the FDA determines that a Licensed Product is not approvable in the United States. Moreover, either party may terminate in the event of an uncured material breach or bankruptcy by the other party.

The foregoing summary of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusive License and Distribution Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017. The Company intends to seek confidential treatment for certain portions of the License Agreement.

Item 8.01 Other Events

On November 7, 2017, the Company issued a press release announcing certain of the matters described in this Current Report on Form 8-K.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached exhibit is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

Exhibit Number	Description
99.1	Depomed, Inc. Press Release issued on November 7, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: November 9, 2017	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel